UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported):   May 9, 2005

Palatin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15543	95-4078884
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

4C Cedar Brook Drive, Cranbury, NJ	08512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (609) 495-2200

Item 1.01  Entry into a material definitive agreement.

        On May 9, 2005, we entered into a two-year employment agreement with Trevor Hallam, Ph.D., to serve as our Executive Vice President of Research and Development. His initial base salary is $275,000 per year. The compensation committee, with approval of the board of directors, can increase his annual base salary but not decrease it. The agreement also provides for:

•	annual bonus compensation, in an amount to be decided by the compensation committee and approved by the board, based on achievement of yearly objectives;

•	a ten-year option to purchase 350,000 shares of our common stock at an exercise price of $1.99 per share, which vests as to 250,000 shares at the rate of 62,500 shares per year starting on May 9, 2005, and as to the remaining 100,000 shares upon achievement of performance criteria;

•	participation in all benefit programs that we establish, to the extent the employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate.

•	reimbursement of reasonable expenses which the employee incurs in performing his duties under the agreement; and

•	coverage under our directors' and officers' liablity insurance policy, to the same extent as our other officers.

We may terminate the agreement immediately for “cause,” as defined in the agreement. Dr. Hallam may terminate the agreement immediately for “good reason,” as defined in the agreement, or within twelve months following a change of control of the company, as defined in the agreement. If we terminate the agreement other than for “cause,” or if Dr. Hallam terminates the agreement for “good reason,” we will pay him severance pay at the salary then in effect, for the longer of 18 months or the duration of the employment agreement then in effect, plus continuation of medical and dental benefits then in effect for up to 18 months. Termination following a change in control will result in a lump sum payment of one and one-half times the salary then in effect, continuation of medical and dental benefits then in effect for up to 18 months, immediate vesting of all stock options and payment of up to $25,000 in fees and expenses incurred in locating other employment. The agreement includes non-competition, non-solicitation and confidentiality covenants.

Item 8.01  Other Events

        On May 9, 2005, we issued a press release concerning the hiring of Trevor Hallam, Ph.D. as our Executive Vice President of Research and Development. We have included that press release as Exhibit 99.1 to this report.

Item 9.01  Financial Statements and Exhibits.

(c)	Exhibits:

99.1 Press release dated May 9, 2005 concerning Trevor Hallam, Ph.D.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PALATIN TECHNOLOGIES, INC.

Date: May 13, 2005	By: /s/ Stephen T. Wills Stephen T. Wills, CPA, MST Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1	Press release dated May 9, 2005, concerning Trevor Hallam, Ph.D.